     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2000


                                            REGISTRATION STATEMENT NO. 333-92677
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 5 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                FAIRMARKET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7389                          04-3351937
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                             500 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 376-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                SCOTT T. RANDALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                FAIRMARKET, INC.
                             500 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 376-5600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              DAVID F. DIETZ, P.C.                            DANIEL S. EVANS, ESQ.
          GOODWIN, PROCTER & HOAR LLP                          DAVID B. WALEK, ESQ.
                 EXCHANGE PLACE                                    ROPES & GRAY
        BOSTON, MASSACHUSETTS 02109-2881                     ONE INTERNATIONAL PLACE
                 (617) 570-1000                          BOSTON, MASSACHUSETTS 02110-2624
                                                                  (617) 951-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                FAIRMARKET, INC.



                                EXPLANATORY NOTE



     FairMarket, Inc. is filing this amendment to file Exhibits 10.14, 10.15 and
10.16 to the registration statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE

                                                                AMOUNT
                                                              ----------
SEC registration fee........................................  $   16,698
NASD filing fee.............................................       6,000
Nasdaq National Market listing fee..........................      95,000
Accounting fees and expenses................................     350,000
Legal fees and expenses.....................................     500,000
Printing expenses...........................................     250,000
Blue sky qualification fees and expenses....................       7,500
Transfer Agent's fee........................................      12,000
Miscellaneous...............................................      62,802
                                                              ----------
Total.......................................................  $1,300,000
                                                              ==========

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated by-laws provides for indemnification by the Company of our officers and certain non-officer employees under certain circumstances against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, reasonably incurred by those persons in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in February 1997, we have sold and issued the following securities:

          (1) On February 20, 1997, we issued 4,000,000 shares of common stock to Scott Randall, our founder, for an aggregate consideration of $4,000. The issuance of securities described in this paragraph were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (2) On December 31, 1997, we issued 754,603 shares of Series A Convertible Preferred Stock to Herman Becker for an aggregate consideration of $500,000. The issuance of securities described in this paragraph was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (3) From December 13, 1997 to August 22, 1998, we issued a total of 1,890,000 shares of Series B Convertible Preferred Stock for an aggregate consideration of $2,100,000 to the following persons:
              John C. Becker and Cheryl L. Becker, Randall Becker, Todd H. Becker, Byrne Defined Benefit Trust, Joanne M. Eldred, J. Scott Hefter, F. William Helming III, Jonathan C. McKay, Noreaster Research Partners, Naren M. Patel and Ila N. Patel, Charles R. Puliafico, Mark and Kathleen Puliafico, Edward J. Ruggeri, Robert & Jane Sylvester, Richard Y. Woo and Jania N. Woo, Robert and Lisa Anders, Arthur Remillard, RKG Associates, Sam S. Pappas, Surykant and Sarla Patel. The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (4) On February 25, 1999, we issued 6,168,282 shares of Series C Convertible Preferred Stock for an aggregate consideration of $10,572,435 to the following persons: Sierra Ventures VII, L.P., Sierra Ventures Associates VII, L.L.C., Greg Shlopak, East River Ventures, L.P., Mercator Ventures Fund, Noreaster Research Partners, Richard Y. and Jania N. Woo, John C. and Cheryl L. Becker, Naren M. and Ila N. Patel, Mark and Kathleen Puliafico, Charles R. Puliafico, Edward J. Ruggieri, Robert J. and Lisa H. Anders, Arthur Remillard, Jr., Surykant and Sarla Patel, RKG Associates, Sam S. Pappas and William A. Sahlman. The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (5) On May 12, 1999, we issued two warrants to Lycos, Inc. to purchase 1,320,000 shares of common stock (the first warrant is exercisable for 725,000 shares of common stock at an exercise price of $0.01 per share, and the second warrant is exercisable for up to 595,000 shares of common stock, at an exercise price of $1.71 per share). The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (6) From August 23, 1999 to September 15, 1999, we issued a total of 7,500,000 shares of Series D Convertible Preferred Stock to Microsoft Corporation, Excite, Inc. and TicketMaster Online-CitySearch, Inc. for aggregate cash consideration of $31,500,000 (of which $17,500,000 is being credited against future obligations of FairMarket to Excite). The issuances of securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

          (7) On August 23,1999, we issued a warrant to purchase 4,500,000 shares of common stock to Microsoft Corporation at an exercise price of $1.71. The issuance of securities described in this paragraph was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          (8) Since our incorporation and as of December 31, 1999, we have issued 971,725 shares of common stock and options to purchase an aggregate of 4,764,500 shares of common stock with exercise prices ranging from $0.01 to $7.50 per share. All sales of common stock were made upon exercise of options or for fair market value at the time of the sale. Since our incorporation and as of December 31, 1999, options to purchase 781,750 shares have been cancelled without exercise. The issuances of common stock are detailed below.

                                                  NUMBER              AGGREGATE
          DATE              PURCHASER            OF SHARES          CONSIDERATION
          ----              ---------            ---------          -------------
        04/26/97  Nanda Krish..................    50,000     $50
        12/01/97  Jonas Sylvester..............    75,000     Consulting services
                                                              valued at $7,500
        12/01/97  Leonard Vairo................    30,000     Consulting services
                                                              valued at $3,000
        12/01/97  Todd H. Becker...............   125,682     Consulting services
                                                              valued at $12,568.20
        01/22/98  Gail Alden...................    25,000     $2,500
        05/18/98  Christopher Caruso...........    18,750     $1,875
        05/27/98  Mercator Ventures, LLC.......    84,500     Consulting services
                                                              valued at $8,450
        05/27/98  Technology Solutions.........   150,000     Past services and release
                                                              of claims valued at
                                                              $10,000
        06/08/98  Beth Ann Robinson............     5,000     $500
        06/08/98  Jay Atlas....................     5,000     $500
        06/08/98  Eric Kim.....................     5,000     $500
        08/22/98  Mercator Ventures, LLC.......    50,000     Consulting services
                                                              valued at $5,000
        08/22/98  Todd H. Becker...............    70,000     Consulting services
                                                              valued at $7,000
        08/22/98  Collaborative................    10,000     Consulting services
                  Communications, Inc.                        valued at $1,000
        12/31/98  Collaborative................     7,500     Consulting services
                  Communications, Inc.                        valued at $750
        12/31/98  Kathy M. Boyce...............     5,000     Consulting services
                                                              valued at $500
        12/31/98  Kim Sutton...................     5,000     $500

                                                  NUMBER              AGGREGATE
          DATE              PURCHASER            OF SHARES          CONSIDERATION
          ----              ---------            ---------          -------------
        12/31/98  Mercator Ventures, LLC.......    43,250     Consulting services
                                                              valued at $4,325
        01/01/99  Caryl H. Hull................    11,000     Consulting services
                                                              valued at $1,100
        02/25/99  Larry Wexler.................   187,509     Consulting services
                                                              valued at $18,750.90
        02/25/99  GP Shlopak, Inc..............    26,254     Consulting services
                                                              valued at $2,625.40
        02/25/99  Richard Plutzer..............    15,000     Consulting services
                                                              valued at $3,000
        05/20/99  Jennifer L. Mozeiko..........     7,500     $750
        06/01/99  William R. Watt..............     6,250     $625
        06/09/99  Jack Littman Quinn...........     5,000     $2,500
        07/27/99  James Jin....................     8,750     $875
        08/04/99  William R. Watt..............     1,562     $156.20
        08/28/99  Jennifer L. Mozeiko..........     1,564     $156.40
        08/30/99  James Jin....................     8,438     $843.80
        09/08/99  Kathy M. Boyce...............     2,000     Consulting services
                                                              valued at $3,000
        09/08/99  Ellen Cantillon..............       100     $150
        09/17/99  Kathleen Pitcher.............     4,375     $437.50
        10/08/99  Mark Sutton..................    34,375     $3,437.50
        10/18/99  Jennifer L. Mozeiko..........     1,875     $187.50
        10/18/99  Kurt Steiner.................     8,188     $818.80
        11/09/99  William R. Watt..............     1,563     $156.30
        11/10/99  Jennifer L. Mozeiko..........       937     $93.70
        11/11/99  James Jin....................     3,750     $375
        11/12/99  Kathleen Pitcher.............     3,750     $375
        11/30/99  William Cornell..............     6,250     $625
        11/30/99  John Courtney................    20,000     $2,000
        12/08/99  Susan Zaney..................    75,000     $7,500
        12/14/99  Joseph Aparo.................    10,000     $1,000
        12/14/99  Mark Sutton..................    13,750     $1,375
        12/15/99  Kathleen Pitcher.............       938     $93.80
        12/18/99  Kurt Steiner.................     3,937     $393.70
        12/28/99  Egon Zehnder.................     8,929     Consulting services
                  International, Inc.                         valued at $62,500

     These issuances of securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation or as private placements under Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about FairMarket or had access, through employment or other relationships, to such information.

     There were no underwriters employed in connection with any of the transactions set forth in this item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  + 1.1    Form of Underwriting Agreement.
  + 3.1    Amended and Restated Certificate of Incorporation of
           FairMarket, Inc. (the "Company")
  + 3.2    Form of Fourth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately prior to the effectiveness of this registration statement)
  + 3.3    Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately following the closing of this offering)
  + 3.4    Bylaws of the Company
  + 3.5    Form of Amended and Restated Bylaws of the Company (to be
           effective upon the closing of this offering)
  + 4.1    Form of Specimen Certificate for the Company's Common Stock
  + 4.2    Investors' Rights Agreement, dated February 25, 1999,
           between the Company and the stockholders named therein
  + 4.3    Amendment to Investors' Rights Agreement, dated August 23,
           1999, between the Company and the stockholders named therein
  + 4.4    Amendment to Investors' Rights Agreement, dated September
           15, 1999, between the Company and TicketMaster
           Online-CitySearch, Inc.
  + 5.1    Opinion of Goodwin, Procter & Hoar LLP regarding the
           legality of the securities being registered
  +10.1    Form of Indemnity Agreement entered into by the Company with each of its directors
  +10.2    Amended and Restated 1997 Stock Option Plan
  +10.3    1999 Stock Option Plan
  +10.4    Form of 2000 Stock Option and Incentive Plan
  +10.5    Form of Employee Stock Purchase Plan
  +10.6    Lease Agreement dated November 9, 1999, between DIV Unicorn,
           LLC and the Company
  +10.7    Sublease Agreement dated January 22, 1998, between Insignia
           Solutions, Inc. and the Company
  +10.8    Sublease Agreement dated April 5, 1999, between Indigo
           America, Inc. and the Company
  +10.9    Warrant to Purchase Common Stock between the Company and
           Lycos, Inc. dated as of May 12, 1999
 +10.10    Performance Warrant to Purchase Common Stock between the
           Company and Lycos, Inc., dated as of May 12, 1999

 +10.11    Warrant to Purchase Common Stock between the Company and
           Microsoft Corporation, dated as of August 23, 1999
 +10.12    Siteharbor Services Agreement between the Company and
           NaviSite Services Corporation, dated as of October 30, 1998
 +10.13    Indemnification Agreement among the Company and Sierra
           Ventures VII, LP, and Sierra Ventures Associates VII, LLC,
           dated February 25, 1999.
  10.14    Composite Auction Services Agreement, dated July 26, 1999, by and between the Company and Microsoft Corporation, as
           amended.
  10.15    Auction Services Agreement, dated August 23, 1999, by and
           between the Company and Excite, Inc.
  10.16    Auction Services Agreement, dated September 15, 1999, by and between the Company and Ticketmaster Online-CitySearch.
  +23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
           5.1 hereto)
  +23.2    Consent of PricewaterhouseCoopers LLP
  +24.1    Powers of Attorney (included on the signature pages hereto)
  +27.1    Financial Data Schedule


------------------------
+  Previously filed.


(b) Financial Statement Schedules


     All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, on March 2, 2000.


                               FairMarket, Inc.

                               By: /s/ SCOTT T. RANDALL
                                 -----------------------------------------------
                                   Scott T. Randall
                                   President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                      TITLE                       DATE
---------                                                      -----                       ----

/s/ SCOTT T. RANDALL                                 President, Chief Executive       March 2, 2000
------------------------------------------------  Officer and Director (Principal
Scott T. Randall                                         Executive Officer)

/s/ JOHN BELCHERS                                     Chief Financial Officer         March 2, 2000
------------------------------------------------  (Principal Financial Officer and
John Belchers                                      Principal Accounting Officer)

*                                                             Director                March 2, 2000
------------------------------------------------
Jeffrey Drazan

*                                                             Director                March 2, 2000
------------------------------------------------
Nanda Krish

*                                                             Director                March 2, 2000
------------------------------------------------
Richard Pallan

* By: /s/ JOHN BELCHERS
-----------------------------------------------
       John Belchers
       Attorney-in-fact

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   +1.1    Form of Underwriting Agreement
   +3.1    Amended and Restated Certificate of Incorporation of
           FairMarket, Inc. (the "Company")
   +3.2    Form of Fourth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately prior to the effectiveness of this registration statement)
   +3.3    Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately following the closing of this offering)
   +3.4    Bylaws of the Company
   +3.5    Form of Amended and Restated Bylaws of the Company (to be
           effective upon the closing of this offering)
   +4.1    Form of Specimen Certificate for the Company's Common Stock
   +4.2    Investors' Rights Agreement, dated February 25, 1999,
           between the Company and the stockholders named therein
   +4.3    Amendment to Investors' Rights Agreement, dated August 23,
           1999, between the Company and the stockholders named therein
   +4.4    Amendment to Investors' Rights Agreement, dated September
           15, 1999, between the Company and TicketMaster
           Online-CitySearch, Inc.
   +5.1    Opinion of Goodwin, Procter & Hoar LLP regarding the
           legality of the securities being registered
  +10.1    Form of Indemnity Agreement entered into by the Company with each of its directors
  +10.2    Amended and Restated 1997 Stock Option Plan
  +10.3    1999 Stock Option Plan
  +10.4    Form of 2000 Stock Option and Incentive Plan
  +10.5    Form of Employee Stock Purchase Plan
  +10.6    Lease Agreement dated November 9, 1999, between DIV Unicorn,
           LLC and the Company
  +10.7    Sublease Agreement dated January 22, 1998, between Insignia
           Solutions, Inc. and the Company
  +10.8    Sublease Agreement dated April 5, 1999, between Indigo
           America, Inc. and the Company
  +10.9    Warrant to Purchase Common Stock between the Company and
           Lycos, Inc. dated as of May 12, 1999
 +10.10    Performance Warrant to Purchase Common Stock between the
           Company and Lycos, Inc., dated as of May 12, 1999
 +10.11    Warrant to Purchase Common Stock between the Company and
           Microsoft Corporation, dated as of August 23, 1999
 +10.12    Siteharbor Services Agreement between the Company and
           NaviSite Services Corporation, dated as of October 30, 1998
 +10.13    Indemnification Agreement among the Company and Sierra
           Ventures VII, LP, and Sierra Ventures Associates VII, LLC,
           dated February 25, 1999.
  10.14    Composite Auction Services Agreement, dated July 26, 1999, by and between the Company and Microsoft Corporation, as
           amended.
  10.15    Auction Services Agreement, dated August 23, 1999, by and
           between the Company and Excite, Inc.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  10.16    Auction Services Agreement, dated September 15, 1999, by and between the Company and Ticketmaster Online-CitySearch.
  +23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
           5.1 hereto)
  +23.2    Consent of PricewaterhouseCoopers LLP
  +24.1    Powers of Attorney (included on the signature pages hereto)
  +27.1    Financial Data Schedule


------------------------
+ Previously filed.